EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: Mark N. Schwartz, CEO
(651) 687-9999
Hypertension Diagnostics Announces FY 2005 Results
ST. PAUL, MN – September 19, 2005 – Hypertension Diagnostics, Inc. (OTC: HDII.OB), today announced financial results for the fiscal year ended June 30, 2005. Revenue for fiscal 2005 totaled $1,182,005 compared to $1,074,515 in the prior year ended June 30, 2004, which represents a 10% increase from the prior year. The Company incurred a net loss of $(1,455,228) for fiscal 2005 or $(0.05) per share compared with a net loss of $(1,839,949) for fiscal 2004 or $(0.08) per share. Included in the net loss of $(1,455,228) for fiscal 2005 are total non-cash charges (expenses associated with stock compensation, depreciation, stock options) of $337,976. Included in the net loss of $(1,839,949) for fiscal 2004 are total non-cash charges of $595,102. The Company reported a cash balance on June 30, 2005 of $1,525,865.
Comparatively, fourth quarter revenue of $421,335 for fiscal 2005 versus $381,375 for fiscal 2004 showed the Company’s continued progress in its core business, as it transitioned out of a pharmaceutical company service agreement which amounted to $107,000 in the fourth quarter of fiscal 2004.
Revenue for the fourth quarter of fiscal 2005 rose 96% to $421,335 compared with $215,234 for the third quarter of fiscal 2005. A portion of fourth quarter fiscal 2005 revenue came from a new rent-to-own program that allows rental customers to credit a portion of their rental payments toward the purchase of their CVProfilor. Acquisition options were enhanced with the assistance of a third-party leasing company, which the physician can use to acquire their CVProfilor. “This is a win-win for HDI and the customer. Additionally, the success of this new revenue model may allow us to achieve our positive cash-flow goal sooner than originally anticipated,” said Mark Schwartz, Chairman and CEO.
“Based on the early success of our revised revenue model and our plan to hire additional sales representatives, we are optimistic about increasing our revenue for fiscal 2006 and the revenue results for July and August, 2005 give us confidence that we are on track to achieve our fiscal 2006 plan,” added Mr. Schwartz.
Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not a prediction of actual future results. Actual results could differ materially from those presented and anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company’s 2004 Annual Report on Form 10-KSB, and subsequent Quarterly Reports on Form 10-QSB, all of which were filed with the U.S. Securities and Exchange Commission, as well as others not now anticipated.
– more –

Page 2, Hypertension Diagnostics, Inc.
September 19, 2005
Hypertension Diagnostics, Inc.
Summary Financial Data
Statements of Operations

	Three Months Ended		Twelve Months Ended
	June 30		June 30
	2005	2004	2005	2004
Revenue:
Equipment sales	$288,024	$155,330	$445,889	$303,025
Equipment rental	129,638	110,620	560,377	435,354
Service/contract income	3,673	115,425	175,739	336,136

	421,335	381,375	1,182,005	1,074,515
Cost of Sales	57,924	53,324	184,984	175,904

Gross Profit	363,411	328,051	997,021	898,611

Expenses:
Selling, general and administrative	598,175	687,932	2,484,606	2,718,552

Total Expenses	598,175	687,932	2,484,606	2,718,552

Operating Loss	(234,764)	(359,881)	(1,487,585)	(1,819,941)

Other Income (Expense):
Interest income	10,237	7,342	32,357	30,705
Interest expense	—	(528)	—	(50,713)

	10,237	6,814	32,357	(20,008)

Net Loss	$(224,527)	$(353,067)	$(1,455,228)	$(1,839,949)

Basic and Diluted Net Loss per Share	$(.01)	$(.01)	$(.05)	$(.08)
Weighted Average Shares Outstanding	32,175,217	25,210,159	28,505,982	21,745,234
Balance Sheet Data

	June 30, 2005	June 30, 2004
Cash and cash equivalents	$1,525,865	$1,378,293
Total current assets	1,962,747	1,875,244
Total assets	2,193,866	2,243,906
Total current liabilities	574,671	631,720
Accumulated deficit	(24,705,577)	(23,250,349)
Total shareholders’ equity	1,603,537	1,607,386
# # #
CVProfilor is a registered trademark of Hypertension Diagnostics, Inc.
Hypertension Diagnostics, HDI/PulseWave, PulseWave and CVProfile are trademarks of
Hypertension Diagnostics, Inc. All rights reserved.
Website: www.hdii.com